Exhibit 4.1

DIAMEDICA THERAPEUTICS INC.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DiaMedica Therapeutics Inc., a corporation existing under the laws of British Columbia (DiaMedica, we, us, and our), has only one class of securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended: our voting common shares, no par value per share (common shares).

The following description of our common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the provisions of our Notice of Articles and Articles, which are filed as exhibits to our Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Notice of Articles and Articles and the applicable provisions of the British Columbia Business Corporations Act (BCBCA) for additional information.

Authorized Share Capital

Pursuant to our Notice of Articles, we have an authorized share capital consisting of an unlimited number of common shares.

Voting Rights

Each shareholder entitled to vote on a matter has one vote per common share entitled to be voted on the matter and held by that shareholder. Shareholders may exercise their vote either in person or by proxy. Subject to applicable law, holders of our common shares are entitled to vote on all matters on which shareholders generally are entitled to vote. Our common shares do not have cumulative voting rights.

Under our Articles, the presence at a meeting of shareholders, in person or represented by proxy, of any number of shareholders holding not less than 33 1/3% of the issued common shares shall constitute a quorum for the purpose of transacting business at the meeting of shareholders. The affirmative vote of a simple majority of the votes cast is required to pass an ordinary resolution at a meeting of shareholders. The affirmative vote of two-thirds of the votes cast is required to pass a special resolution at a meeting of shareholders.

Dividend Rights

Subject to applicable law and the rights, if any, of shareholders holding shares with special rights as to dividends, holders of our common shares are entitled to receive, pro rata, non-cumulative dividends, as may be declared by our Board of Directors. Pursuant to the provisions of the BCBCA, we may not declare or pay a dividend if there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due in the ordinary course of business. We may pay a dividend wholly or partly by the distribution of specific assets, including money or property, or by issuing fully paid shares, or in any one or more of those ways.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs, holders of common shares are entitled to share pro rata in our assets available for distribution after we pay our creditors.

Other Rights and Preferences

Existing holders of our common shares have no rights of preemption or first refusal under our Articles or the BCBCA with respect to future issuances of our common shares. The common shares do not have conversion rights or other subscription rights, are not subject to redemption and do not have the benefit of any sinking fund provisions. Subject to the rules and policies of The Nasdaq Stock Market and applicable corporate and securities laws, our Board of Directors has the authority to issue additional common shares. Our Notice of Articles and Articles do not restrict the ability of a holder of our common shares to transfer his, her or its common shares. All currently outstanding common shares are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services.

Exchange Listing

Our common shares are listed and trade in the United States on The Nasdaq Capital Market under the trading symbol “DMAC.”

Anti-Takeover Effects of Certain Provisions of our Notice of Articles and Articles and Shareholder Rights Plan and the BCBCA

Our Notice of Articles and Articles and Shareholder Rights Plan and the BCBCA contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of DiaMedica.

Anti-Takeover Provisions in our Notice of Articles and Articles

Our Notice of Articles and Articles contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of DiaMedica:

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Subject to the BCBCA and the rights, if any, of the holders of our issued common shares, we have an unlimited number of common shares available for future issuance without shareholder approval. The existence of unissued and unreserved common shares may enable the Board to issue common shares to persons friendly to current management, thereby protecting the continuity of our management.

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Subject to the BCBCA, unless an alteration of our Notice of Articles would be required, our directors can authorize the alteration of our Articles to, among other things, create additional classes or series of shares or, if none of the shares of a class or series are allotted or issued, eliminate that class or series of shares.

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Subject to the BCBCA, our shareholders can authorize the alteration of our Articles and Notice of Articles to create or vary the rights or restrictions attached to any class of our shares by passing an ordinary resolution at a duly convened meeting of shareholders.

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Only the chairman of the Board of Directors, the chief executive officer, or president in the absence of a chief executive officer, or a majority of the directors, by resolution, may, at any time, call a meeting of the shareholders. Subject to the BCBCA, shareholders holding no less than 5% of our issued common shares that carry the right to vote may request a meeting of the shareholders.

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The affirmative vote of at least two-thirds (2/3) of the votes cast is required to pass a special resolution at a meeting of shareholders, which includes any business brought before a special meeting of shareholders and certain business brought before an annual general meeting of shareholders.

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Our Board of Directors may fill vacancies on the Board of Directors. Our directors may also, between annual general meetings of our shareholders, appoint one or more additional directors to serve until the next annual general meeting of shareholders; provided, however, that the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last meeting of shareholders.

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Directors may be removed by a special resolution of shareholders if approved by holders of at least two-thirds (2/3) our outstanding common shares represented in person or by proxy at a duly convened meeting of our shareholders.

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We will indemnify our directors, former directors, his or her heirs and legal personal representatives and other individuals as we may determine against all eligible penalties to which such person is or may be liable to the fullest extent permitted by British Columbia law. We will pay all expenses actually and reasonably incurred by such person, either as such expenses are incurred in advance of the final disposition of an eligible proceeding or after the final disposition of an eligible proceeding.

Anti-takeover Laws of Canada and the BCBCA

We are a corporation organized under the laws of British Columbia. As such, we are subject to federal and provincial corporate and securities laws of Canada as well as the laws of British Columbia. The following laws of Canada and provisions of the BCBCA may have the anti-takeover effect of delaying, deferring or preventing a change in control of DiaMedica.

In Canada, takeover bids are governed by provincial corporate and securities laws and the rules of applicable stock exchanges. The following description of the rules relating to acquisitions of securities and takeover bids to which Canadian corporate and securities laws apply does not purport to be complete and is subject, and qualified in its entirety by reference, to applicable corporate and securities laws, which may vary from province to province.

A party (acquiror) who acquires beneficial ownership of, or control or direction over, more than 10% of the voting or equity securities of any class of a reporting issuer (or securities convertible into voting or equity securities of any class of a reporting issuer) will generally be required to file with applicable provincial regulatory authorities both a news release and a report containing the information prescribed by applicable securities laws. Subject to the below, the acquiror (including any party acting jointly or in concert with the acquiror) will be prohibited from purchasing any additional securities of the class of the target company previously acquired for a period commencing on the occurrence of an event triggering the aforementioned filing requirement and ending on the expiry of one business day following the filing of the report. This filing process and the associated restriction on further purchases also apply in respect of subsequent acquisitions of 2% or more of the securities of the same class (or securities convertible into voting or equity securities of any class of a reporting issuer). The restriction on further purchases does not apply to an acquiror that beneficially owns, or controls or directs, 20% or more of the outstanding securities of that class.

In addition to the foregoing, certain other Canadian legislation may limit a Canadian or non-Canadian entity’s ability to acquire control over or a significant interest in us, including the Competition Act (Canada) and the Investment Canada Act (Canada). Issuers may also approve and adopt shareholder rights plans or other defensive tactics designed to be triggered upon the commencement of an unsolicited bid and make the company a less desirable takeover target.

Pursuant to the BCBCA, we may not effect any of the following fundamental changes without the affirmative vote of the holders of at least two-thirds (2/3) of our outstanding common shares represented in person or by proxy at a duly convened meeting of our shareholders:

●	Any proposed amalgamation involving DiaMedica in respect of which the BCBCA requires that the approval of our shareholders be obtained;

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Any proposed plan of arrangement pursuant to the BCBCA involving DiaMedica in respect of which the BCBCA or any order issued by an applicable court requires that the approval of our shareholders be obtained;

●	Any proposed sale, lease or exchange of all or substantially all of our undertaking; and

●	Any voluntary liquidation of our company.

Tax Considerations for U.S. Holders

See “Exchange Controls,” “Certain Canadian Federal Income Tax Considerations for U.S. Holders” and “Certain U.S. Federal Income Tax Considerations” in our Annual Report on Form 10-K under Part II. Item 5. Market For Registrant’s Common Equity, Related Stockholder Matters And Issuer Purchases of Equity Securities.

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